Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Second Quarter 2018 Results

Q2 2018 Revenues up 18.4% Versus Prior Year; Aggregate Backlog of $492.5 million at Quarter End

Conference Call Scheduled for 9:00am ET Wednesday August 15, 2018

PITTSBURGH, PA. – August 14, 2018 – Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter ended June 30, 2018. Total Q2 2018 revenues increased 18.4% versus the prior year period to $139.5 million. Construction segment revenue grew 18.2% from the prior year period while Service segment revenues gained 19.3%.

Other key financial highlights of the quarter included:

•	Gross margin was 11.3% in the second quarter of 2018, compared with 13.2% in the second quarter of the prior year. During the second quarter of 2018, gross profit was negatively impacted by $3.6 million of project-related write-downs in the Company’s Mid-Atlantic branch. Excluding the impact of the Mid-Atlantic branch’s second quarter 2018 results, gross margin would have been 14.8%, an increase of 180 basis points year over year.
•	Construction revenue growth of 18.2% versus the same quarter in 2017 was primarily the result of strong activity levels in the New England, Southern California, Ohio, Florida and Mid-Atlantic regions, partially offset by declines in the Michigan and Western Pennsylvania regions.
•	Service segment revenue increased 19.3% to $25.8 million in the second quarter of 2018, compared with $21.6 million in the year-ago quarter.
•	Selling, general and administrative (“SG&A”) expenses totaled $13.7 million in the second quarter of 2018, down from $15.7 million in the first quarter of 2018 and up modestly from $12.8 million in the second quarter of 2017. As a percentage of revenues, second quarter 2018 SG&A expenses were 9.8%, compared with 13.0% in the first quarter of 2018 and 10.9% in the second quarter of 2017.
•	Net income attributable to Limbach Holdings, Inc. common stockholders in the second quarter of 2018 was $0.7 million, compared with $0.4 million for the same quarter of 2017.
•	Construction operations contributed 81.5% of total revenue, while Service operations contributed 18.5%.
•	Aggregate backlog at June 30, 2018 was $492.5 million, compared with $452.5 million at March 31, 2018 and $461.4 million at December 31, 2017. Current backlog consists of $47.2 million of Service work and $445.3 million of Construction work. Limbach expects approximately $217.4 million of current, aggregate backlog to be recognized as revenue in fiscal 2018.
•	The Company is increasing 2018 revenue guidance by $10 million to a range from $530 million to $550 million while reducing Adjusted EBITDA guidance to a range from $18 million to $20 million.

Limbach Holdings, Inc. August 14, 2018	Page 2

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “Last quarter I noted how our sales activity was off to a great start in 2018 and that momentum has not only continued but accelerated in the second quarter. We ended the quarter with backlog of $492.5 million, with an additional $381 million of business that has been promised to us but not yet recorded as backlog. These sales are spread across the company, with a large portion of the promised business being won by our new office in downtown Detroit. We are very pleased to see that office generating such immediate opportunities, which is on the heels of the completion of the Detroit Red Wings arena, the largest contract in the company's history. Detroit is coming back strong and Limbach is well positioned to continue to capture new business for both our construction and service segments.”

Mr. Bacon continued, “Overall, macro conditions in our industry – non-residential construction – are very strong and we are optimistic that this dynamic will remain in place for the next several years. We did unfortunately continue to face scheduling issues in our Mid-Atlantic branch on several projects which resulted in additional write-downs. We have taken significant steps in response, including the transfer of key operational management resources from other branches to complete our contracted work and pursue recovery on several large projects where scheduling issues impacted our results. A number of these large-scale projects have now been substantially completed.”

Mr. Bacon added, "Regarding our acquisition activities, our team has reviewed over 100 companies and are actively continuing our examination of approximately 30 companies in our pipeline. We are in various late stage discussions with several attractive companies and remain laser focused on our criteria and our focused strategic growth plan. I look forward to sharing more information during our scheduled earnings call."

Second Quarter Summary

Revenues

Second quarter 2018 revenues of $139.5 million were up 18.4% versus $117.8 million for the prior year period, as both the Construction and Service segments recorded strong growth. Construction segment revenues of $113.7 million were up 18.2% while Service segment revenues of $25.8 million were up 19.3%. Construction operations accounted for 81.5% of revenues while Service operations provided the remaining 18.5%.

Gross Margin

Gross margin for the second quarter of 2018 was 11.3%, compared with 13.2% in the year ago quarter. Service segment gross margin improved to 24.4%, compared with 21.1% in the year ago quarter, as service work volume increased along with more favorable project pricing. Construction gross margin decreased $1.5 million or 13.5% during the second quarter of 2018 due to write-downs of approximately $3.9 million on seven jobs, resulting from revisions in contract estimates. As a result, Construction segment gross margin was 8.4% for the second quarter of 2018 compared to 11.4% for the second quarter of 2017. Excluding the second quarter 2018 results of the Mid-Atlantic branch, consolidated gross margin would have been 14.8%. On a dollar basis, gross profit in the second quarter was $15.8 million, compared with $15.5 million for the prior year period.

Selling, General and Administrative (“SG&A”) Expense

Second quarter 2018 SG&A expenses were $13.7 million, compared to $12.8 million in the prior year period and $15.7 million in the first quarter of 2018. The year over year increase in SG&A expenses was primarily due to $0.7 million of stock-based compensation expense associated with restricted stock units granted since June 30, 2017 and incremental total segment-related expenses of $0.7 million due to higher salary and benefits costs related to new hires at our branches, as partially offset by a $0.3 million decrease in Corporate SG&A expense as a result of certain nonrecurring professional fees that were only paid in the 2017 period. As a percentage of total revenue, second quarter 2018 SG&A expenses accounted for 9.8% compared with 10.9% in the second quarter of 2017 and 13.0% in the first quarter of 2018. SG&A expenses as a percentage of revenue declined on both a sequential and year over year basis as the Company was able to hold expenses relatively level while revenues grew at a robust rate.

Limbach Holdings, Inc. August 14, 2018	Page 3

Net Income

Net income attributable to Limbach Holdings, Inc. common stockholders for the second quarter of 2018 was $0.7 million, compared with net income of $0.4 million in the prior year period. During the second quarter of 2017, the Company incurred a charge of $0.2 million relating to dividends on cumulative redeemable convertible preferred stock. Due to the completed redemption of the preferred shares during the first quarter of 2018, the Company did not record any charges for dividends thereon in the second quarter of 2018.

Six Months YTD Summary

Revenues

Year-to-date 2018 revenues of $260.1 million were up 11.6% versus $233.0 million for the prior year period. Construction segment revenues of $210.5 million were up 12.2% while Service segment revenues of $49.5 million were up 9.2%. Construction operations accounted for 81.0% of revenues while Service operations provided the remaining 19.0%.

Gross Margin

Gross margin for the first six months of 2018 was 11.2%, compared with 12.6% in the year ago period. Service segment gross margin was 20.8%, compared with 20.7% in the year ago period. During the first six months of 2018, Construction segment margins were negatively impacted by write-downs of approximately $8.0 million on nine jobs, due to revisions in contract estimates. As a result, Construction segment gross margin was 8.9% for the year-to-date 2018 period compared to 10.6% for the comparable 2017 period. Excluding the results of the Mid-Atlantic branch for the first six months of 2018, gross margin would have been 15.2%. For the first six months of 2018, one project in the Service segment experienced a write-down of $0.9 million. On a dollar basis, gross profit for the first six months of 2018 was $29.1 million, compared with $29.3 million for the prior year period.

Selling, General and Administrative Expense

Year to date 2018 SG&A expense was $29.4 million, compared to $27.4 million in the prior year period. For the six months ended June 30, 2018, Corporate SG&A expense included $1.1 million of stock-based compensation expense associated with the grant of restricted stock units. Additionally, Corporate SG&A expense decreased by $1.2 million for the first six months of 2018 as a result of certain nonrecurring professional fees that were only paid during the 2017 period. For the six months ended June 30, 2018, we incurred $2.0 million of incremental combined segment-related SG&A expense due to $2.2 million in higher salary and benefits costs related to new hires at our branches, as partially offset by the absence of $0.2 million in 2017 bad debt expense related to a bankrupt customer. As a percentage of total revenue, 2018 year to date SG&A accounted for 11.3% compared with 11.7% in the prior year. SG&A expense as a percentage of revenue declined as revenues grew at a faster rate than SG&A expense.

Net Loss

Net loss attributable to Limbach Holdings, Inc. common stockholders for the first six months of 2018 was $(3.8) million, compared with a net loss of $(1.0) million in the prior year period. A key item accounting for the difference in year over year performance was $2.2 million of cash premium paid in the first six months of 2018 related to the redemption of the Company’s redeemable, convertible preferred stock.

Limbach Holdings, Inc. August 14, 2018	Page 4

Backlog

Aggregate backlog at June 30, 2018 was $492.5 million, an increase of 8.8% compared with $452.5 million at March 31, 2018. The Company also has commitments for $381 million of Construction work which has not yet been recorded as backlog. Within the aggregate backlog figures, Construction backlog at June 30, 2018 was $445.3 million, versus $413.9 million at March 31, 2018 and $426.7 million at December 31, 2017, an increase of 7.6% and 4.4%, respectively. In addition, Service backlog at June 30, 2018 was $47.2 million, compared to $38.6 million as of March 31, 2018 and $34.7 million at December 31, 2017, an increase of 22.3% and 36.0%, respectively. The Company expects approximately $217.4 million of total backlog to be converted to revenues within the current fiscal year.

Balance Sheet

At June 30, 2018, the Company had current assets of $175.0 million and current liabilities of $155.7 million, representing a current ratio of 1.12x. Working capital was $19.3 million at June 30, 2018, a decrease of $11.4 million from December 31, 2017. The change in working capital was due to the usage of cash to pay down the Company’s revolving credit facility, an increase in net overbillings and the reclassification of the Company’s bridge term loan from long-term to current due to its contractual maturity in the next twelve months. Long-term debt was $21.1 million at June 30, 2018, up from $20.6 million at December 31, 2017.

2018 Guidance

The Company is increasing its previously announced revenue guidance for 2018 while reducing its previously announced Adjusted EBITDA guidance, as summarized in the table below.

FY 2018 Estimates
	Current	Previous
Revenues	$530 - $550 million	$520 - $540 million
Adjusted EBITDA	$18 - $20 million	$20 - $24 million

With respect to projected fiscal year 2018 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call Details

Date:	Wednesday, August 15, 2018
Time:	9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: http://limbachinc.equisolvewebcast.com/q2-2018. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. August 14, 2018	Page 5

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,
(in thousands, except share data and per share data)	2018	2017
Revenue	$139,531	$117,838
Cost of revenue	123,733	102,300
Gross profit	15,798	15,538
Operating expenses:
Selling, general and administrative expenses	13,685	12,787
Amortization of intangibles	336	1,016
Total operating expenses	14,021	13,803
Operating income	1,777	1,735
Other income (expenses):
Interest expense, net	(799)	(563)
Gain (loss) on sale of property and equipment	24	(99)
Total other expenses	(775)	(662)
Income before income taxes	1,002	1,073
Income tax provision	293	404
Net income	709	669
Dividends on cumulative redeemable convertible preferred stock	0	244
Premium paid on redemption of redeemable convertible preferred stock	0	0
Net income attributable to Limbach Holdings, Inc. common stockholders	$709	$425

Earnings Per Share ("EPS")
Basic earnings per share for common stock:
Net income attributable to Limbach Holdings, Inc. common stockholders	$0.09	$0.06
Diluted earnings per share for common stock:
Net income attributable to Limbach Holdings, Inc. common stockholders	$0.09	$0.05
Weighted average number of shares outstanding:
Basic	7,542,503	7,454,564
Diluted	7,807,768	7,795,484

Limbach Holdings, Inc. August 14, 2018	Page 6

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six months ended June 30,
(in thousands, except share data and per share data)	2018	2017
Revenue	$260,080	$233,028
Cost of revenue	230,995	203,722
Gross profit	29,085	29,306
Operating expenses:
Selling, general and administrative expenses	29,351	27,353
Amortization of intangibles	671	2,024
Total operating expenses	30,022	29,377
Operating loss	(937)	(71)
Other income (expenses):
Interest expense, net	(1,568)	(1,017)
Gain (loss) on sale of property and equipment	40	(136)
Total other expenses	(1,528)	(1,153)
Loss before income taxes	(2,465)	(1,224)
Income tax benefit	(750)	(679)
Net loss	(1,715)	(545)
Dividends on cumulative redeemable convertible preferred stock	(113)	482
Premium paid on redemption of redeemable convertible preferred stock	2,219	0
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(3,821)	$(1,027)

Earnings Per Share ("EPS")
Basic loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.51)	$(0.14)
Diluted loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.51)	$(0.14)
Weighted average number of shares outstanding:
Basic	7,541,965	7,454,528
Diluted	7,541,965	7,454,528

Limbach Holdings, Inc. August 14, 2018	Page 7

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$256	$626
Restricted cash	113	113
Accounts receivable, net	137,357	129,343
Costs and estimated earnings in excess of billings on uncompleted contracts	32,723	33,006
Other current assets	4,566	3,172
Total current assets	175,015	166,260
Property and equipment, net	19,349	17,918
Intangible assets, net	13,554	14,225
Goodwill	10,488	10,488
Deferred tax asset	4,415	3,664
Other assets	490	465
Total assets	$223,311	$213,020

LIABILITIES
Current liabilities:
Current portion of long-term debt	$13,479	$6,358
Accounts payable, including retainage	61,422	67,438
Billings in excess of costs and estimated earnings on uncompleted contracts	43,950	28,543
Accrued income taxes	0	2,220
Accrued expenses and other current liabilities	36,821	30,925
Total current liabilities	155,672	135,484
Long-term debt	21,063	20,556
Other long-term liabilities	1,116	861
Total liabilities	177,851	156,901
Commitments and contingencies
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at June 30, 2018 and 280,000 issued and outstanding at December 31, 2017 ($7,853 redemption value at December 31, 2017)	0	7,959
STOCKHOLDERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,542,249 issued and outstanding at June 30, 2018 and 7,504,133 at December 31, 2017	1	1
Additional paid-in capital	53,753	54,738
Accumulated deficit	(8,294)	(6,579)
Total stockholders' equity	45,460	48,160
Total liabilities and stockholders' equity	$223,311	$213,020

Limbach Holdings, Inc. August 14, 2018	Page 8

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
(in thousands)
Cash flows from operating activities:	2018	2017
Net loss	$(1,715)	$(545)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,798	5,359
Provision for doubtful accounts	47	245
Stock-based compensation expense	1,121	0
Amortization of debt issuance costs	144	90
Deferred income tax benefit	(750)	(679)
Accretion of preferred stock discount to redemption value	0	4
(Gain) loss on sale of property and equipment	(40)	136
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(8,060)	11,218
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	283	1,840
(Increase) decrease in other current assets	(1,394)	(72)
(Increase) decrease in other assets	(289)	0
Increase (decrease) in accounts payable	(6,017)	(11,201)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	15,407	(8,987)
Increase (decrease) in accrued taxes	(2,222)	0
Increase (decrease) in accrued expenses and other current liabilities	1,112	2,789
Increase (decrease) in other long-term liabilities	255	97
Net cash provided by operating activities	680	294
Cash flows from investing activities:
Proceeds from sale of property and equipment	123	7
Purchase of property and equipment	(2,117)	(1,656)
Net cash used in investing activities	(1,994)	(1,649)

Limbach Holdings, Inc. August 14, 2018	Page 9

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows - Continued

(Unaudited)

Cash flows from financing activities:
Increase in bank overdrafts	4,869	0
Payments on Credit Agreement term loan	(1,500)	(3,365)
Proceeds from Credit Agreement revolver	67,039	44,553
Payments on Credit Agreement revolver	(66,594)	(44,553)
Payments on term loan	0	(33)
Proceeds from Bridge Term Loan	10,000	0
Payments on Bridge Term Loan	(1,764)	0
Payments on financed insurance premium	0	(1,164)
Payments on capital leases	(957)	(804)
Convertible preferred stock redeemed	(9,191)	0
Convertible preferred stock dividends paid	(875)	0
Taxes paid related to net-share settlement of equity awards	(83)	0
Net cash provided by (used in) financing activities	944	(5,366)
Decrease in cash and cash equivalents	(370)	(6,721)
Cash and cash equivalents, beginning of period	626	7,406
Cash and cash equivalents, end of period	$256	$685
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment financed with capital leases	$1,521	$718
Interest paid	$1,184	$927
Financed insurance premium	$0	$2,135

Limbach Holdings, Inc. August 14, 2018	Page 10

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Increase/(Decrease)
(in thousands, except for percentages)	2018	2017	$	%
Revenue
Construction	$113,735	$96,221	17,514	18.2%
Service	25,796	21,617	4,179	19.3%
Total revenue	139,531	117,838	21,693	18.4%

Gross profit:
Construction	9,501	10,979	(1,478)	-13.5%
Service	6,297	4,559	1,738	38.1%
Total gross profit	15,798	15,538	260	1.7%

Selling, general and administrative expenses:
Construction	6,696	5,172	1,524	29.5%
Service	3,345	3,551	(206)	-5.8%
Corporate	3,644	4,064	(420)	-10.3%
Total selling, general and administrative expenses	13,685	12,787	898	7.0%

Amortization of intangibles (Corporate)	336	1,016	(680)	-66.9%

Operating income (loss):
Construction	2,805	5,807	(3,002)	-51.7%
Service	2,952	1,008	1,944	192.9%
Corporate	(3,980)	(5,080)	1,100	21.7%
Operating income	$1,777	$1,735	42	2.4%

Limbach Holdings, Inc. August 14, 2018	Page 11

LIMBACH HOLDINGS, INC

Condensed Consolidated Statements of Operations

(Unaudited)

	Six months ended June 30,		Increase/(Decrease)
(in thousands, except for percentages)	2018	2017	$	%
Revenue
Construction	$210,545	$187,686	22,859	12.2%
Service	49,535	45,342	4,193	9.2%
Total revenue	260,080	233,028	27,052	11.6%

Gross profit:
Construction	18,772	19,928	(1,156)	-5.8%
Service	10,313	9,378	935	10.0%
Total gross profit	29,085	29,306	(221)	-0.8%

Selling, general and administrative expenses:
Construction	14,455	12,453	2,002	16.1%
Service	7,471	7,002	469	6.7%
Corporate	7,425	7,898	(473)	-6.0%
Total selling, general and administrative expenses	29,351	27,353	1,998	7.3%

Amortization of intangibles (Corporate)	671	2,024	(1,353)	-66.8%

Operating income (loss):
Construction	4,317	7,475	(3,158)	-42.2%
Service	2,842	2,376	466	19.6%
Corporate	(8,096)	(9,922)	1,826	18.4%
Operating loss	$(937)	$(71)	(866)	-1219.7%

Limbach Holdings, Inc. August 14, 2018	Page 12

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Adjusted EBITDA to Net income (loss)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$709	$669	$(1,715)	$(545)

Adjustments:
Depreciation and amortization	1,427	2,713	2,798	5,359
Interest expense	799	563	1,568	1,017
Non-cash Stock-based compensation expense	654	0	1,121	0
Income tax provision (benefit)	293	404	(750)	(679)
Adjusted EBITDA	$3,882	$4,349	$3,022	$5,152

Limbach Holdings, Inc. August 14, 2018	Page 13

About Limbach

Founded in 1901, Limbach is the 10th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,500 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K , which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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